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                                                                    Exhibit 10.2

                    ADMINISTRATION AND LIQUIDATION AGREEMENT

                  THIS ADMINISTRATION AND LIQUIDATION AGREEMENT (this "Agreement") is entered into as of August [ ], 2000 by and between Calypso Management LLC, a Delaware limited liability company ("Calypso"), and Harbor Global Company Ltd., a Bermuda limited duration company (the "Company").

         WHEREAS, prior to the consummation of the transaction contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 14, 2000 by and between UniCredito Italiano S.p.A. and The Pioneer Group, Inc. ("Parent"), Parent intends to distribute to its stockholders all of the outstanding shares of the Company (the "Distribution"); and

         WHEREAS, as of the date of the Distribution, Parent will have transferred the assets (the "Assets") described in Section 5.1 of the Distribution Agreement by and among Parent, the Company and Harbor Global II Ltd. attached as Exhibit A to the Merger Agreement (the "Distribution Agreement"), which Assets the Company intends operate until they are sold or otherwise liquidated and the proceeds distributed to its stockholders; and

         WHEREAS, the officers and employees of Calypso are specially skilled in the management, operation and disposition of the Assets and have previously performed those functions with respect to the Assets as employees of Parent; and

         WHEREAS, following the Distribution the Company will require Calypso's special skills in connection with the liquidation of the Assets and the operation of the Assets prior to their liquidation; and

         WHEREAS, Calypso is willing to make such skills available and to provide such services to the Company on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the Company and Calypso, intending to be legally bound, do hereby agree as follows:

                  Section 1. Engagement. The Company hereby engages Calypso for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to manage the sale or liquidation of the Assets and the operation of the Assets as going concern businesses pending their sale or liquidation in accordance with the directions of the Board of Directors of the Company (the "Board"), to conduct all




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other aspects of the day to day operations of the Company, to provide the services of certain of its employees or members to serve as officers and employees of the Company (as described herein) and to perform other duties related to the operation of the Company as may be reasonably requested by the Board (collectively, the "Services"). In consideration of the compensation to Calypso specified herein, Calypso accepts such engagement and agrees to perform the Services.

                  Section 2. Term. Except as otherwise provided in Section 8, the engagement hereunder shall be for a term commencing as of the "Time of Distribution" (as such term is defined in the Distribution Agreement) and expiring upon the date the Company is liquidated (the "Term").


                  Section 3. Services of Messrs. Kasnet and Hunter. During the Term, Calypso shall provide the services of Stephen G. Kasnet to serve as the President and Chief Executive Officer of the Company and of Donald H. Hunter to serve as the Chief Operating Officer and Chief Financial Officer of the Company. The services of Messrs. Kasnet and Hunter shall be provided to the Company on a full-time basis, and Calypso shall not permit Mr. Kasnet or Mr. Hunter to render services to, or be otherwise engaged by, other persons or entities, without the express written consent of the Board. In addition, prior to the second anniversary of the Time of Distribution, Calypso shall not terminate the employment of Mr. Kasnet or Mr. Hunter without the express written consent of the Board. As compensation for the provision of such services, the Company will pay to Calypso an amount sufficient to pay Stephen G. Kasnet an annual base salary of $325,000 plus provide an annual bonus opportunity of up to $325,000 and an amount sufficient to pay Donald H. Hunter an annual base salary of $250,000 plus provide an annual bonus opportunity of up to $250,000, payable by the Company in accordance with Section 6, provided, however, that amounts will be paid to Calypso with respect to the bonuses described in the preceding sentence only to the extent such bonuses are actually earned. The annual bonus payments de scribed in the preceding sentence will be based upon the achievement of performance goals, which will be established by the Board in consultation with Mr. Kasnet.


                  Section 4. Services to be Performed; Exclusivity. Calypso shall perform the Services through its members, employees or agents. Calypso acknowledges that its provision of the Services to the Company shall be exclusive and that Calypso will not render services to, or be otherwise engaged by, other persons or entities without the express prior written consent of the Board. Notwithstanding the foregoing, it shall not be a violation of Section 3, this Section 4 or Section 5(b) for Mr. Kasnet to engage in the activities described on Exhibit A hereto in a manner consistent with the performance of his duties hereunder.






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                  Section 5. Confidentiality; Non-Competition.

                  (a) Calypso will hold in confidence, and will cause its members, employees, consultants and agents (including, without limitation, Stephen G. Kasnet and Donald H. Hunter) to hold in confidence, all proprietary and confidential information of the Company which comes into their possession or knowledge as a result of their performance of the Services (the "Confidential Information"). Calypso will use, and will cause its members, employees consultants and agents to use, such Confidential Information only in connection with performance of the Services.

                  (b) Subject to Sections 3 and 4, and until the earlier of (i) two years following the termination of this Agreement or (ii) the sale of Assets representing substantially all of the value of the Assets (as determined by the Board in good faith), Calypso shall not, directly or indirectly, and will not permit Stephen G. Kasnet and Donald H. Hunter to, directly or indirectly, in any capacity, (x) provide services with respect to assets substantially similar to Assets held by the Company at the time in question or (y) provide services with respect to any Asset sold by the Company for two years following such disposition, in each case without the express prior written consent of the Board, which consent with respect to Mr. Kasnet and Mr. Hunter shall not be unreasonably withheld, delayed or conditioned.


                  Section 6. Expenses; Reporting. As soon as practicable following the Time of Distribution, and annually thereafter during the Term, Calypso shall present the Board with an annual business plan, budget request and estimate of the aggregate amount of proceeds expected to be received by the Company in connection with disposition of Assets in such year (the "Annual Plan"), which Annual Plan shall be provided in such form, and with such contents, as may be reasonably requested by the Board. Without limiting the generality of the foregoing, the Annual Plan shall set forth with specificity the amount of funds expected to be required in order to fund the operating expenses (including the compensation payable with respect to Messrs. Kasnet and Hunter pursuant to Section 3 and salaries and other remuneration of employees of Manager, the "Operating Expenses") of the Company during the applicable calendar year. Each Annual Plan following the initial Annual Plan shall account with specificity for the expenditure of any such Operating Expenses provided to Calypso by the Company with respect to the immediately preceding year. The Board may modify the applicable Annual Plan, and Calypso shall take all reasonable steps to timely comply with such modification. Calypso shall provide the Company with quarterly updates to the Annual Plan during the course of the Term. The Company shall reimburse Calypso, as incurred and in accordance with the Annual Plan, for expenses incurred in the performance of the Services (including the compensation payable with respect to Messrs. Kasnet and Hunter pursuant to Section



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3 and salaries and other remuneration of employees of Manager serving with the
Company and, to the extent earned, including the Signing and Retention Bonus (as defined in the employment agreement dated as of the date hereof by and between Calypso and Mr. Kasnet (the "Employment Agreement")). Calypso shall submit for the approval of the Board each transaction with a value of $2.5 million or more and otherwise as the Board shall direct.


Calypso shall not permit any person or entity who does not provide or ceases to provide services to Harbor Global on a full-time basis, whether pursuant to this Agreement or otherwise, to (1) acquire or beneficially own any equity interest, or any interest convertible or exchangeable into any equity interest, in Calypso, or (2) receive or otherwise be entitled to receive any portion of any Allocation (as defined below), except as provided by Mr. Kasnet's Employment Agreement and the employment agreement dated the date hereof by and between Calypso and Mr. Hunter.


                  Section 7. Allocation of Proceeds. Subject to Section 8, Calypso shall receive a portion (each such portion an "Allocation") of the amount of proceeds realized from the disposition of the Assets that are ultimately distributed to the Company's stockholders (the "Distributable Amounts"), as set forth in this Section 7. For purposes of this Agreement, "Distributable Amounts" shall mean the net amount of any proceeds received from the sale, exchange or other disposition of the Assets, after deducting any applicable taxes, fees or other expenses incurred in connection with the disposition of such Asset, as determined in good faith by the Board, and excluding the distribution to stockholders of the unexpended portion of the $25 million contributed by Parent to the Company pursuant to the Distribution Agree-ment (which amount shall be separately accounted for by the Company). For purposes of the calculations set forth in this Section 7, no deduction shall be made from the Distributable Amounts to reflect any Allocation to Calypso. Calypso shall be deemed to be a stockholder of the Company for purposes of Allocations, and each Allocation to Calypso shall reduce, dollar for dollar, the amount of the Distributable Amounts to be distributed to the stockholders of the Company. Calypso shall be entitled to Allocations according to the following schedule:

                  (i) with respect to distributions to stockholders of the first $36 mil lion in Distributable Amounts (or any lesser amount, if the aggregate amount of available Distributable Amounts does not exceed $36 million), Calypso shall receive an Allocation equal to 10% of such Distributable Amounts;

                  (ii) with respect to distributions to stockholders of the next $72 million in Distributable Amounts (if any), Calypso shall receive an Allocation equal to 7.5% of such Distributable Amounts; and

                  (iii) with respect to distributions to stockholders of any additional Distributable Amounts, Calypso shall receive an Allocation equal to 10% of such Distributable Amounts.

Notwithstanding the foregoing schedule of Allocations, to the extent that any proceeds received by the Company are attributable to the Purchase Agreement described in Section 6.8 of the Distribution Agreement (the "Ashanti Receivable"), (A) for purposes of clause (B) hereof, the Distributable Amounts attributable to the



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Ashanti Receivable shall be reduced by any applicable taxes, fees or other expenses incurred in connection with the Ashanti Receivable, including any indemnification payments under the Purchase Agreement and the payment to Parent required by Section 6.8 of the Distribution Agreement, (B) Calypso's Allocation shall equal 5% of such Distributable Amounts, and (C) the distribution of such Distributable Amounts shall be ignored for purposes of the application of clauses (i) through (iii) of this Section 7.

The Company shall pay to Calypso each Allocation at the time at which the Com-pany makes a distribution to its shareholders with respect to any Distributable Amounts; however, any Allocation which otherwise would have been paid during the two year period commencing at the Time of Distribution (each such Allocation, hereinafter, a "Deferred Allocation") shall be paid on the second anniversary of the Time of Distribution.

                  Section 8. Termination.

                      (a) Termination Events. Notwithstanding the provisions of
Section 2, this Agreement may be terminated as described in this Section 8(a):

                  (i) the Agreement may be terminated by the Company following any termination of the employment of Stephen G. Kasnet with Calypso or upon the disability of Mr. Kasnet (as defined in the Employment Agreement);

                  (ii) the Agreement may be terminated by the Company following any failure by Calypso to follow a reasonable direction of the Board or a material breach of the Employment Agreement by Mr. Kasnet, which is not cured by Calypso or Mr. Kasnet, as the case may be, within 75 days following receipt by Calypso of written notice from a director of the Company which describes with specificity any such failure (such period, the "Cure Period");

                  (iii) the Agreement may be terminated by the Company following any act by Calypso in connection with the performance of the Services constituting bad faith, fraud or willful misconduct;

                  (iv) following the second anniversary of the Time of Distribution, the Agreement may be terminated by Calypso upon not less than 120 days notice to the Company; or

                  (v) the Agreement may be terminated by the Company following the second anniversary of the Time of Distribution upon not less than 120





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                  days notice to Calypso, provided, however, that if, on or
                  prior to such second anniversary, Mr. Kasnet commits (in a manner reasonably satisfactory to the Board) to continue his employment with the Company pursuant to this Agreement and the Employment Agreement for either (A) an additional one year period or (B) such period in excess of one year which Mr. Kasnet and the Board agree is necessary to sell substantially all of the Company's assets (such period, the "Additional Period"), then during the Additional Period, the Company may not terminate this Agreement pursuant to this Section 8(a)(v).

                    (b) Termination Upon Full Disposition of Assets. This Agreement shall terminate immediately upon a resolution by the Board confirming the sale or other disposition by the Company of all of the Assets.

                    (c) Effect of Termination. The Company will cease to pay the Operating Expenses to Calypso as of the Termination Date (as defined below), provided, however, that in the event of a termination pursuant to Section 8(a)(ii) hereof, the Company will cease to pay the Operating Expenses as of the expiration of the Cure Period (if no cure has occurred). Within sixty days following the Termination Date, Calypso shall provide the Company with a final accounting and report, in such form the Board may reasonably request.

                  (i) In the event of a termination pursuant to Section 8(a), Calypso shall forfeit its right to any Allocation which occurs following the Termination Date (including any Allocation which would have been a Deferred Allocation); provided, however, that if the termination occurs on account of the death or disability of Stephen G. Kasnet, Calypso shall not forfeit its right to any Deferred Allocation with respect to which there has been a distribution to the Company's stockholders prior to the Termination Date, which Deferred Allocation (if any) shall be paid to Calypso within 30 days of the Termination Date (as defined below).

                  (ii) Upon any termination of this Agreement pursuant to
                  Section 8(b), any Deferred Allocations shall be promptly paid to Calypso, and Calypso shall receive any other unpaid Allocation with respect to the disposition of any Asset at the time proceeds from the sale of such Asset are distributed to the Company's stockholders.

                    (d) Termination Date. The effective date of any termination of this Agreement (the "Termination Date") shall be:



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                  (i) in the event of a termination pursuant to Sections 8(a)(i)
                  through (iii), the date set forth in the notice of termination with respect to any termination of this Agreement by the Company following the occurrence of an event described in Sections 8(a)(i) through (iii), which date, in the case of a termination pursuant to Section 8(a)(ii) shall be 75 days following the expiration of the Cure Period;

                  (ii) in the event of a termination pursuant to Section 8(a)(iv) or 8(a)(v) hereof, the date which is 120 days following delivery of a notice of termination, provided, however, in the event of such a termination by Calypso pursuant to Section 8(a)(iv) hereof, the Company may, in its sole discretion, choose to waive some or all of such notice period (which waiver shall cause the Agreement to terminate on such earlier date specified by the Company, and such earlier date shall be the Termination Date); or

                  (iii) with respect to any termination of this Agreement pursuant to Section 8(b) hereof, the date of the resolution by the Board confirming the sale or other disposition by the Company of all of the Assets.

                  Section 9. Notice. All notices hereunder, to be effective, shall be in writing and shall be mailed by first class certified mail, postage prepaid or sent via facsimile (with confirmation of receipt), as follows:

                  (i)  If to Calypso, addressed to it at:

                           Calypso Management LLC
                           60 State Street
                           Boston, Massachusetts 02109-1820
                           Attn: Stephen G. Kasnet

                      with a copy to:

                           Hill & Barlow
                           One International Place
                           Boston, Massachusetts 02110
                           Attn: Valerie Andrews
                           Facsimile: (617) 428-3500



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                  (ii) If to the Company:

                           Harbor Global Company Ltd.
                           60 State Street
                           16th Floor
                           Boston, Massachusetts 02109-1820
                           Attention: General Counsel

                      with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Beacon Street
                           Boston, Massachusetts 02108-3194
                           Attn: Louis Goodman
                           Facsimile: (617) 573-4822

Notices sent in accordance with this Section 9 shall be deemed delivered (i) four business days after deposit in the mail or (ii) on the date of confirmation of the telecopy facsimile.

                  Section 10. Modifications. This Agreement together with the Employment Agreement and the escrow agreement dated as of the date hereof by and among Calypso, the Company, Mr. Kasnet and State Street Bank and Trust Company executed by the parties as of the date hereof constitute the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by both Calypso and by the Company, which writing shall be duly authorized by the Company's Board.

                  Section 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned by any party without the prior written consent of the other party.

                  Section 12. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the "Rules"). The place of arbitration shall be Boston, Massachusetts. There shall be one arbitrator, who shall be appointed by agreement of the parties within thirty days of receipt by the respondent(s) of the Demand for Arbitration. If such arbitrator is not appointed within the time limit provided herein, such arbitrator shall




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be appointed by the American Arbitration Association (the "AAA") in accordance with the striking and ranking procedure contained in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. The arbitrator shall be required to follow the law of The Commonwealth of Massachusetts. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Any award rendered hereunder shall be final and binding on the parties and judgment upon such award may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the provisions of this Section 12 shall not govern any action for equitable relief hereunder.

                  Section 13. Captions. Captions have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

                  Section 14. Governing Law. This Agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the provisions thereof relating to conflict of laws.

                  Section 15. Effectiveness. In the event that the transactions contemplated by the Distribution Agreement are not consummated, this Agreement shall be void and of no further force and effect.

                  Section 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as a sealed instrument as of the date first above written.



                                 HARBOR GLOBAL COMPANY LTD.




                                 ----------------------------------
                                 By:
                                 Title:




                                 CALYPSO MANAGEMENT LLC



                                 ----------------------------------
                                 By: Stephen G. Kasnet
                                 Title: President and Chief Executive Officer







                        Signature Page to Administration
                            and Liquidation Agreement




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                                    EXHIBIT A


Non-Executive Chairman of the Board of Directors, Warren Bancorp and Warren Five Cents Savings Bank

Director, Bradley Real Estate, Inc. (or its successor)





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